EXHIBIT 99.1

New World Restaurant Group Announces Financial Results

For Second Quarter and Six-Month Period

Selected Highlights:

•                  Revenue grows to $98 million in Q2, $195 million YTD

•                  Comparable store sales up 3.6% in quarter, 4.9% YTD

•                  7th consecutive quarter of positive comparable store sales

•                  Operating income up 123% to $3.2 million in Q2, 64% to $5.1 million YTD

•                  $4.1 million in cash flow from operations in Q2

GOLDEN, Colorado — New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today announced improved financial results for its second quarter and six-month period ended July 4, 2006.

SECOND QUARTER RESULTS

New World reported second quarter revenue of $98.0 million, up sequentially and year over year from $97.1 million in the first quarter and $97.1 million in the same quarter last year.  The increase in year over year revenue was attributable to a 3.6% improvement in comparable store sales for the period. The Company has recorded seven consecutive quarters of positive comparable store sales.

The Company generated $18.5 million in gross profit for the second quarter versus $19.2 million in the same quarter last year.  Restaurant gross profit grew by 1.1% in the second quarter, reflecting improved margins at company-owned restaurants, where New World benefits from food cost modeling and incremental sales growth.  This margin improvement was offset by negative margins from our manufacturing and commissary operations.  These operations were impacted by increases in raw materials and freight costs and start-up costs associated with new products and customers.

Total operating expenses declined by 13.6% in the second quarter to $15.3 million versus $17.7 million in the second quarter of 2005.  This decline was attributable to three factors:  One, a 21% reduction in depreciation and amortization expense related to a portion of the Company’s asset base becoming fully depreciated during the second quarter; two, a reduction in impairment-related charges, which fell to $7,000 in the second quarter from $1.2 million in the same quarter last year; and, three, the Company recorded an $8,000 net gain in the sale, disposal or abandonment of assets category in the second quarter versus a $161,000 loss in that category in the same quarter a year ago.  Those three reductions were partially offset by a 4.5% increase in general and administrative expense — to $9.7 million from $9.3 million — due to a $200,000 increase in stock-based compensation expense and a $200,000 increase in travel and store management development expense. On a sequential basis, general and administrative expense declined 7.9% to $9.7 million from $10.6 million in the first quarter.

Income from operations increased 123.1% to $3.2 million in the second quarter from $1.4 million in the same quarter last year. The Company generated $4.1 million in cash from operations in the second quarter as compared with $14.4 million in same quarter in the prior year.  The decrease is due to the timing of our quarterly interest payments under the new credit facility as compared with semi-annual interest payments under the previous credit facility.

Interest expense in the second quarter declined by $1.1 million, to $4.7 million from $5.8 million in the second quarter last year.  This improvement reflected the successful first quarter debt refinancing in which the Company’s interest rate on all debt was reduced from 13.9% to a weighted-average effective rate of 10.2%.

Net loss in the second quarter, which included $5.8 million in non-cash depreciation, amortization and stock-based compensation charges, was significantly reduced to $1.5 million, or $0.15 per basic and diluted share, versus a net loss of $4.3 million, or $0.43 per basic and diluted share, in the same quarter a year ago.

Cash balances at July 4, 2006, improved to $4.7 million in cash and $2.4 million in restricted cash versus $1.6 million in cash and $2.6 million in restricted cash at fiscal year end on January 3, 2006.  The Company invested $5.4 million in cash year-to-date for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.  In addition, the Company made a $475,000 principal reduction on its first lien note during the second quarter.

“We are pleased with our strong financial results and our seventh consecutive quarter of comparable store sales growth,” said Paul Murphy, president and CEO.  “Our consistency in this area is attributable to higher average check size resulting from a combination of modest price increases and improved sales activities by our restaurant sales associates.  We are now turning our attention to initiatives designed to increase restaurant traffic and transaction counts.  We are focusing on introducing new menu items, product bundling and increasing local store marketing efforts.  As always, we will emphasize our core strengths in bagels, the breakfast daypart, and continuous improvement in all areas of restaurant operations.

“In addition,” Murphy added, “we have plans to expand our system, particularly with the Einstein Bros. and Noah’s New York Bagels brands.  With the recent opening of our Noah’s store in Mercer Island, WA, we have opened two new stores year-to-date, and have five additional stores in development of which we anticipate three to four being open by year-end.  That number is expected to triple in 2007.  Also, we are currently staffing up our franchise and catering operations in support of our future growth objectives.”

Rick Dutkiewicz, chief financial officer, added, “As expected, our second quarter financial performance showed continued improvement in revenue, operating income and bottom line results.  The debt refinancing we completed in February, which lowered our effective interest rate on all debt by more than 3 percentage points, resulted in a $1.1 million savings in interest expense during the second quarter and $1.8 million in interest savings year to date.  Lower interest expense, combined with continued careful management of our operating expense base, resulted in $4.3 million in cash generated from operations during the quarter.  Our improved cash position strengthens our balance sheet and provides us with capital to support our growth initiatives.”

SIX-MONTH RESULTS

Revenue through six months was $195.0 million, up from $190.4 million in the same period last year.  This increase was attributable to 4.9% growth in comparable store sales as compared with the first half of 2005.

The Company generated $37.0 million in gross profit through the first six months, up from $36.3 million in the same period a year ago.  Restaurant gross profit grew by 5.6% in the first half, partially offset by negative margins in the Company’s manufacturing operations.

Total operating expenses declined by 3.7% in the first half to $32.0 million from $33.2 million in the same period last year.  Although general and administrative expense increased by 12.7% to $20.3 million, the Company achieved reductions in the remainder of its expense categories.  Impairment charges and related costs were reduced to $83,000 from $1.3 million, and loss on sale, disposal or abandonment of assets decreased to $13,000 from $165,000.  The most significant expense reduction occurred in the category of depreciation and amortization, which declined 15.9% to $11.6 million from $13.8 million.  The Company said that, as of July 4, 2006, all of its amortizing assets became fully amortized and a substantial portion of its other assets became fully depreciated.  As a result, the Company expects its annual depreciation and amortization expense to decline to a range of $12 million to $15 million.

Income from operations increased 63.8% to $5.1 million in the first half from $3.1 million in the same period last year. The Company generated $4.3 million in cash in the first six months of 2006 as compared with $8.1 million during the same period in 2005.  The decrease is due to the timing of quarterly interest payments under the new credit facility as compared to semi-annual interest payments under the previous credit facility.

Interest expense in the first half declined by 15.1%, or $1.8 million, to $9.9 million from $11.7 million in the same period last year, reflecting the benefits of a significantly lower effective interest rate on all of the Company’s debt.  Total other expense increased during the first half — to $18.7 million from $11.6 million primarily related to $8.8 million in costs associated with the first quarter redemption and prepayment of the Company’s $160.0 million in notes.

Net loss in the first half was $13.6 million or $1.35 per basic and diluted share versus a net loss of $8.5 million or $0.86 per basic and diluted share in the same period a year ago. The year-to-date net loss includes $8.8 million in costs associated with the redemption and prepayment of the $160.0 million note.

CONFERENCE CALL

Management will conduct a conference call to discuss first quarter results on August 10, 2006, at 9:00 a.m. Mountain Time (11:00 a.m. EST).  The call-in numbers for the conference call are 1-877-381-6509 for domestic toll free and 706-679-7388 for international.  The conference ID number is 4045568.  A telephone replay will be available through August 24, 2006, and may be accessed by calling 1-800-642-1687 for domestic toll free or 706-645-9291 for international.  The conference ID number is 4045568.  To access a live web cast of the call, please visit New World’s website at www.newworldrestaurantgroup.com.  A replay of the webcast will be available on the website through September 10, 2006.

About New World Restaurant Group, Inc.

New World is a leading company in the quick casual restaurant industry that operates locations primarily under the Einstein Bros. and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel brand. As of July 4, 2006, the Company’s retail system consisted of 613 locations, including 427 company-owned locations, as well as 113 franchised and 73 licensed locations in 34 states, and the District of Columbia. The Company also operates a dough production facility.  The Company’s stock is traded under the symbol NWRG.PK.  Visit www.newworldrestaurantgroup.com for additional information.

Certain statements in this press release constitute forward-looking statements or statements which may be deemed or construed to be forward- looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “forecast,” “estimate,” “project,” “plan to,” “is designed to,” “expectations,” “intend,” “indications,” “expect,” “should,” “would,” “believe,” “trend” and similar expressions and all statements which are not historical facts are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by such forward-looking statements. These factors include but are not limited to (i) the results for period over period revenue, gross profit, operating income, EBITDA, adjusted EBITDA, net loss, comparable store sales, average check and transactions are not necessarily indicative of future results and are subject to shifting consumer preferences, economic conditions, weather, and competition, among other factors; (ii) the results for the second quarter and first half of 2006 are not necessarily indicative of future results which are subject to increasing utility and other costs, and other seasonal effects; (iii) the Company’s expectation that the debt refinancing will lower the cash interest rate by more than 3 percentage points is dependent upon LIBOR rate remaining stable; (iv) the Company’s plans to increase traffic and transaction counts are dependent upon the success of its store marketing programs and other factors; (v) the Company’s plans to open new restaurants and/or expand its franchise program are dependent upon availability of desirable properties, ability to negotiate favorable lease terms, ability to attract and train qualified franchisees and personnel, availability of growth capital, and ability to build new locations and manage the risks associated with permitting, construction and potential construction delays.  These and other risks are more fully discussed in the Company’s SEC filings.

Contacts:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

jay@pfeifferhigh.com

Rick Dutkiewicz

Chief Financial Officer

303-568-8004

rdutkiewicz@nwrgi.com

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED BALANCE SHEETS

AS OF JULY 4, 2006 AND JANUARY 3, 2006

(in thousands, except share information)

(unaudited)

	July 4,	January 3,
	2006	2006
ASSETS
Current assets:
Cash and cash equivalents	$4,738	$1,556
Restricted cash	2,404	2,554
Franchise and other receivables, net of allowance of $595 and $480, respectively	4,941	5,506
Inventories	4,742	5,072
Prepaid expenses and other current assets	4,988	4,506
Total current assets	21,813	19,194

Restricted cash long-term	579	595
Property, plant and equipment, net	30,964	33,359
Trademarks and other intangibles, net	63,806	67,717
Goodwill	4,875	4,875
Debt issuance costs and other assets, net	5,761	5,184

Total assets	$127,798	$130,924

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$5,275	$5,848
Accrued expenses	25,694	24,789
Short term debt and current portion of long-term debt	2,655	280
Current portion of obligations under capital leases	59	19
Total current liabilities	33,683	30,936

Senior notes and other long-term debt, net of discount	167,752	160,560
Obligations under capital leases	110	29
Other liabilities	8,503	8,610
Mandatorily redeemable, Series Z Preferred Stock, $.001 par value, $1,000 per share liquidation value; 2,000,000 shares authorized; 57,000 shares issued and outstanding	57,000	57,000
Total liabilities	267,048	257,135

Commitments and contingencies

Stockholders’ deficit:
Common stock, $.001 par value; 25,000,000 shares authorized; 10,593,085 and 10,065,072 shares issued and outstanding	11	10
Additional paid-in capital	176,544	176,018
Unamortized stock compensation	—	(68)
Accumulated deficit	(315,805)	(302,171)
Total stockholders’ deficit	(139,250)	(126,211)

Total liabilities and stockholders’ deficit	$127,798	$130,924

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE SECOND QUARTER AND YEAR TO DATE PERIODS ENDED JULY 4, 2006 AND JUNE 28, 2005

(in thousands, except earnings per share and related share information)

(unaudited)

	Second quarter ended:		Year to date ended:
	July 4,	June 28,	July 4,	June 28,
	2006	2005	2006	2005
Revenues:
Restaurant sales	$91,507	$91,116	$182,087	$177,975
Manufacturing revenues	4,960	4,641	9,981	9,635
Franchise and license related revenues	1,489	1,356	2,964	2,798

Total revenues	97,956	97,113	195,032	190,408

Cost of sales:
Restaurant costs	73,964	73,770	147,490	145,200
Manufacturing costs	5,502	4,193	10,507	8,900

Total cost of sales	79,466	77,963	157,997	154,100

Gross profit	18,490	19,150	37,035	36,308

Operating expenses:
General and administrative expenses	9,727	9,309	20,288	17,994
Depreciation and amortization	5,594	7,077	11,598	13,785
Loss (gain) on sale, disposal or abandonment of assets, net	(8)	161	13	165
Impairment charges and other related costs	7	1,182	83	1,279

Income from operations	3,170	1,421	5,053	3,085
Other expense (income):
Interest expense, net	4,712	5,773	9,921	11,692
Prepayment penalty upon redemption of $160 Million Notes	—	—	4,800	—
Write-off of debt issuance costs upon redemption of $160 Million Notes	—	—	3,956	—
Other	—	(69)	10	(126)

Loss before income taxes	(1,542)	(4,283)	(13,634)	(8,481)

Provision for income taxes	—	—	—	—

Net loss	$(1,542)	$(4,283)	$(13,634)	$(8,481)

Net loss per common share — Basic and Diluted	$(0.15)	$(0.43)	$(1.35)	$(0.86)

Weighted average number of common shares outstanding:
Basic and Diluted	10,171,236	9,860,886	10,118,154	9,854,799

NEW WORLD RESTAURANT GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEAR TO DATE PERIODS ENDED JULY 4, 2006 AND JUNE 28, 2005

(in thousands)

(unaudited)

	July 4,	June 28,
	2006	2005
OPERATING ACTIVITIES:
Net loss	$(13,634)	$(8,481)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,598	13,785
Stock based compensation expense	408	34
Loss, net of gains, on disposal of assets	13	165
Impairment charges and other related costs	83	1,279
Integration and reorganization costs	—	5
Provision for (recovery of) losses on accounts receivable, net	132	(138)
Amortization of debt issuance and debt discount costs	419	924
Write-off of debt issuance costs	3,956	—
Accretion of paid-in-kind interest	643	—
Changes in operating assets and liabilities:
Restricted cash	(166)	(2,040)
Franchise and other receivables	433	1,572
Accounts payable and accrued expenses	332	(1,016)
Other assets and liabilities	61	1,976

Net cash provided by operating activities	4,278	8,065

INVESTING ACTIVITIES:
Purchase of property and equipment	(5,400)	(4,082)
Proceeds from the sale of equipment	153	92

Net cash used in investing activities	(5,247)	(3,990)

FINANCING ACTIVITIES:
Proceeds from line of credit	24	5,430
Repayments of line of credit	(24)	(5,445)
Repayment of other borrowings	—	(10)
Payments under capital lease obligations	(20)	—
Repayment of notes payable	(160,000)	—
Borrowings under First Lien	80,000	—
Repayments under First Lien	(475)
Borrowing under Second Lien	65,000	—
Borrowings under Subordinated Note	24,375	—
Proceeds upon stock option and warrant exercises	187	21
Debt issuance costs	(4,916)	—

Net cash provided by (used in) financing activities	4,151	(4)

Net increase in cash and cash equivalents	3,182	4,071
Cash and cash equivalents, beginning of period	1,556	9,752
Cash and cash equivalents, end of period	$4,738	$13,823